Exhibit 5.1

March 17, 2011

BSQUARE Corporation

110 110th Avenue NE, Suite 200

Bellevue, Washington 98004

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to BSQUARE Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed by the Company with the Securities and Exchange Commission on or about the date hereof with respect to the registration of 375,000 shares of the Company’s common stock, no par value per share (the “Shares”), reserved for issuance under the Company’s Third Amended and Restated Stock Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of giving this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that, when issued and sold in accordance with the terms of the Plan and the agreements that accompany the Plan, such Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ SUMMIT LAW GROUP, PLLC